ARTICLES OF AMENDMENT

Article I.  Name
----------------

The name of this Florida Corporation is:
Power Market Inc.

Article II.  Amendment
----------------------

The Articles of Incorporation of the Corporation are amended as follows:

Article I is deleted in its entirety and replaced with the following:

Article I. Name
---------------
The name of this Florida Corporation is:  Demco Industries,
Inc.

Article V is deleted in its entirety and replaced with the following:

Article V. Capital Stock
------------------------

The Corporation shall have the authority to issue 50,000,000 shares of common stock, par value $.0001 per share. In addition, the Corporation shall have the authority to issue 50,000,000 shares of preferred stock, par value $.0001 per share, which may be divided into series and with the preferences, limitations and relative rights determined by the Board of Directors.

Article III. Date Amendment Adopted
-----------------------------------

The amendment set forth in these Articles of Amendment was adopted on September 18, 2001.

Article IV. Shareholder Approval of Amendment
---------------------------------------------

The amendment set forth in these Articles of Amendment was proposed by the Corporation's Board of Directors and approved by the shareholders by a vote sufficient for approval of the amendment.

The undersigned executed this document on the date shown below.

Demco Inc.

By: /s/A.M. Kelly
   -----------------------------------------------
       by A.M. Kelly as attorney-in-fact


Name: J. Paul Hines
     ---------------------------------------------
Title:   President
     ---------------------------------------------

Date:   9.17.01
     ---------------------------------------------

Andreas M. Kelly     FL Bar Member 181277
Andreas M. Kelly, P.A.
2000 S. Dixie Hwy. Suite 100-1
Miami FL 33134
305-854-4255



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